EXHIBIT 99.1

News Release

Independent Bank Corporation

                                                                                                                                230 West Main Street

                                                                                                                                Ionia, MI 48846

                                                                                                                                616.527.5820

For Release:        Immediately

Contact:                 Michael Magee, Chief Executive Officer, 616.522.1744

                                Robert Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION

ANNOUNCES SENIOR MANAGEMENT TRANSITION PLAN

IONIA, Mich., Feb. 16, 2011 — The Board of Directors of Independent Bank Corporation today announced its senior management succession plan under which Brad Kessel will assume the role of President of the Company, effective as of Apr. 1, 2011 and Mike Magee, the Company's current President and CEO, will continue to serve as the Company's CEO until his retirement at the end of 2012.  As part of the transition plan, Mr. Magee will assume the role of Board Chairman as of the date of this year's Annual Meeting of Shareholders.

"This is part of our succession planning and is consistent with our history of transitioning our leaders," said Board Chairman Jeff Bratsburg.  "Mike has done an outstanding job of leading the Company through the most challenging economic period in our history.  During that time, the Company has been forced to face a variety of near-term challenges.  With improving performance trends we are now able to focus on the longer term success of the Company, including management succession," commented Mr. Bratsburg.

Mr. Kessel, the Company's current COO, has over 17 years of experience with IBC in a variety of roles.  "The breadth of Brad's experience with IBC makes him uniquely situated to succeed as President of our Company.  The transition plan will allow Mike to counsel and advise Brad through the expansion of his leadership responsibilities" said Mr. Bratsburg.

Mr. Magee commented, "I am pleased that the Board has recognized Brad's leadership skills and that it has initiated this plan at a time when we believe we are strengthening our asset base and earnings potential.  I look forward to working closely with Brad and the management team during this time."  In addition to his duties and responsibilities during the transition period, Mr. Magee has agreed to provide consulting services to senior management for the two year period following his retirement.

William Bradford Kessel biographical information – Mr. Kessel, age 46, was appointed Executive Vice President - Chief Operations Officer of Independent Bank in Sept. 2007 in conjunction with the consolidation of IBC's four bank subsidiaries. He joined Independent Bank Corporation in 1994 as Vice President of Finance. In 1996 he was appointed Senior Vice President of Branch Administration for Independent Bank, a position he held until being named as President and CEO of Independent Bank in 2004 (prior to the consolidation of our four bank subsidiaries). Mr. Kessel received his undergraduate degree from Miami University (Ohio) and his MBA from Grand Valley State University.  Mr. Kessel is also a graduate of the Stonier Graduate School of Banking.

Mr. Kessel stated, “ I am honored and very appreciative of the Board’s confidence in me.  I am excited about the opportunity to lead our experienced and talented employee base in serving the customers of Independent Bank and recognize the challenges that lie ahead in our collective efforts to improve the value of our shareholders' investment in our Company".

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq Symbol: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.5 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital restoration plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.